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                                                                    EXHIBIT 21.1

                        TUT SYSTEMS, INC. SUBSIDIARIES
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FreeGate Corporation
PublicPort, Inc.
Vintel Corporation
Tut Systems UK Ltd.
Tut Systems NewCo, Inc.
Tut Systems (Netherlands) Inc.
One World Services, Inc.
ADSL Ltd.
Xstreamis, Inc.
ActiveTelco Acquisition Corporation